Prospectus Supplement (To Prospectus dated October 7, 2005)	Filed Pursuant to Rule 424(b)(3) and 424(c) Commission File No. 333-126487

27,772,411 Shares

Common Stock

This prospectus supplement supplements the prospectus dated October 7, 2005, which relates to the shares of our common stock that may be sold by the selling stockholders named therein.

This prospectus supplement should be read in connection with, and may not be delivered or utilized without, the prospectus dated October 7, 2005, and the prospectus supplements dated November 2, 2005, December 1, 2005 and December 2, 2005. This prospectus supplement is qualified by reference to the prospectus and the prospectus supplements, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the prospectus dated October 7, 2005, or the prospectus supplements dated November 2, 2005, December 1, 2005 and December 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 23, 2006

THE FOLLOWING PARAGRAPH SHOULD BE INSERTED AFTER THE SECOND PARAGRAPH IN THE SUBSECTION ENTITLED “EMPLOYMENT AGREEMENTS” UNDER THE SECTION ENTITLED “MANAGEMENT” ON PAGE 47 OF THE PROSPECTUS:

In addition, we entered into agreements (each an “Agreement”) on March 13, 2006 with each of Messrs. Nelson, Kathman and Ward (each an “Executive”). Each Agreement provides that in the event that within six months of a “change in control” (as defined therein) either Executive’s employment with us is terminated without cause (as defined therein) or Executive terminates his employment with us due to a significant diminution in his job responsibilities or title or his required relocation outside of the Tampa, Florida market, (subject to his execution of a general release of claims and compliance with the confidential information, non-competition and non-solicitation covenants contained in the Agreement), he will be entitled to severance equal to nine months’ base salary, provided, however that Mr. Nelson shall be entitled to one year’s base salary, and Executive’s unvested stock options will vest immediately. We will also be obligated to pay Executive’s and his eligible dependents’ COBRA continuation coverage premiums for the nine month period following the date of termination, provided, however, that the period shall be one year in the case of Mr. Nelson, or, if earlier, until Executive’s dependents cease to be eligible for such coverage or until Executive commences employment with another entity or person.

IN ADDITION, THE ABOVE INSERTION PARAGRAPH SHOULD BE TAKEN INTO ACCOUNT WHEN READING ALL OTHER REFERENCES OF THE ABOVE MENTIONED AGREEMENTS WITH MESSRS. NELSON, KATHMAN AND WARD AND SHELLS SEAFOOD RESTAURANTS, INC. AND THE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.